Exhibit 10.16

AGREEMENT

AGREEMENT (this “Agreement”), dated as of March 11, 2008, by and between Doman O. McArthur, a resident of Maryland (“Executive”), and ICX Technologies, Inc., a Delaware corporation. As used in this Agreement, unless the context indicates otherwise, the term “ICX” shall be deemed to refer to ICX Technologies, Inc. and each and every one of its affiliated entities.

WITNESSETH

WHEREAS, Executive presently serves as a Senior Vice President of ICX Technologies, Inc.; and

WHEREAS, Executive and ICX Technologies, Inc. are parties to an Employment Agreement dated June 20, 2005, including the other agreements referred to therein or entered into subsequent thereto (collectively, the “Executive Agreements”); and

WHEREAS, Executive and ICX wish consensually to terminate the Executive Agreements and sever the employment relationship between Executive and ICX.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1. Effective Date. This Agreement shall be effective as of March 16, 2008 (the “Effective Date”) subject to (a) its execution by the parties hereto, and (b) it becoming null and void ab initio if Executive revokes it during the Revocation Period.

2. Termination of Executive Agreements. As of the Effective Date, the Executive Agreements shall be deemed terminated and shall have no further force or effect. Executive and ICX agree that there are no existing defaults by either party under the Executive Agreements and that, as of the Effective Date, each party had fully performed all of its obligations to the other party under the Executive Agreements.

3. Resignation and Termination of Existing Employment Relationship. Executive has been on inactive status since February 26, 2008. As of the Effective Date, Executive shall be deemed to have resigned from his position as an Executive of ICX and from all corporate offices of ICX, and from any offices and directorships of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities. Executive’s employment by ICX shall be deemed to have terminated for any and all purposes as of 11:59 p.m. on March 16, 2008.

4. Records. As soon as practicable (but not later than 30 days) after the Effective Date, ICX shall take such steps as may be necessary to reflect in the corporate records of ICX, its subsidiaries, joint ventures, and affiliated companies, organizations and entities that Executive has resigned as an officer and director of ICX and as an officer and director of ICX’s subsidiaries, joint ventures, and affiliated companies, organizations and entities.

5. Severance Payment. ICX will pay Executive severance in the aggregate amount of $250,000 less applicable withholding. Of this amount, one half will be paid on the eighth day following the Effective Date, provided that Executive has not exercised his right to revoke this Agreement pursuant to the terms hereof. Unless revoked, the remaining amount shall be paid three months following the Effective Date.

6. Health and Welfare Benefits. Executive may by giving written notice to ICX elect to continue his family health and welfare benefits provided through ICX to the extent permitted by Federal COBRA laws in effect on the Effective Date. For purposes of COBRA compliance, the date on which Executive’s company-paid health and welfare benefits terminate shall be the Effective Date. Any life, accidental death and disability and long-term disability benefits will terminate on the Effective Date.

7. Stock and Options. As of the Effective Date, no further vesting of ICx stock options, restricted stock or restricted stock units shall occur. To the extent vested as of the Effective Date, Executive shall retain ownership of all ICx stock, restricted stock, restricted stock units and stock options, subject to the existing terms and conditions applicable thereto. For the avoidance of doubt, Executive shall be entitled to 2,500 shares that vest on March 15, 2008 in accordance with the grant dated March 15, 2007.

8. Indemnification and Insurance.

(a) ICX acknowledges that its Certificate of Incorporation and By-Laws and the charters and by-laws of certain of its direct and indirect subsidiaries include provisions designed to provide to former officers and directors indemnification in respect of threatened and commenced actions, suits and proceedings in which an individual is a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of ICX or such subsidiaries. ICX shall, and shall cause such subsidiaries to, continue to provide indemnification to Executive under such provisions to the maximum extent permitted by applicable law.

(b) So long as ICX maintains directors’ and officers’ liability insurance coverage, Executive shall be covered by such insurance, with respect to his tenure with ICX, on the same terms as other existing and former officers and directors.

9. Statements Concerning Executive’s Resignation. Executive and ICX agree that, in response to inquiries concerning the reasons for Executive’s resignation, the statement attached hereto as Exhibit A shall be used by ICX and its Executives, officers and directors. Unless approved in advance by the other party, no party shall make additional statements in connection therewith to unrelated third parties.

10. Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Executive was employed by ICX, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as an officer of ICX on or about the Effective Date. ICX will provide employment references upon Executive’s request on the condition that Executive submit a standard ICX employment reference notice and release.

11. Proprietary Information and Business and Personal Property.

(a) Executive will not directly or indirectly use or disclose any confidential or proprietary information or trade secrets concerning ICX or its affiliates, businesses, products or Executives to any person, provided, however, that such information may by disclosed pursuant to court order or as a result of a valid order, subpoena or discovery request (but prior to any such disclosure Executive will provide ICX with written notice of the same sufficiently in advance of the required disclosure date to allow ICX to lodge appropriate objections or make appropriate motions with respect to such disclosure). The immediately preceding sentence shall not apply to information: (i) which has been disclosed to Executive or to a third party by a person not under a duty of confidentiality with respect to that information or (ii) which later enters the public domain through no fault or breach of duty by Executive.

(b) Executive shall have no ownership interest in any records, files, information, documents, or the like that belong to ICX or its affiliates which Executive has used, prepared or come into contact with during his employment by ICX, and Executive shall not remove written copies thereof from the premises of ICX or any of its affiliates without ICX’s written consent. Within seven (7) business days after the Effective Date, Executive shall have returned to ICX all ICX property that Executive has in his possession or control.

(c) To the extent that Executive has utilized one or more of his own personal computers or electronic devices in connection with his activities on behalf of ICX, Executive will forthwith delete from all of his personal computers all confidential information and all information belonging, or relating, to ICX.

(d) Notwithstanding the foregoing, the parties acknowledge their mutual agreement to the terms of the attached Schedule I.

12. No Solicitation or Hiring, Non-Compete. Except as set forth in Schedule I, for a period of one year after the Effective Date, Executive will not, for his own benefit or for the benefit of any person or entity other than ICX, directly or indirectly (a) hire, solicit, recruit, employ, retain or engage any officer, director, executive, individual consultant or employee of ICX, (b) encourage any officer, director, executive, consultant or employee of ICX to terminate his or her employment or consultancy, or (c) assist any officer, director, executive, individual consultant or employee of ICX in searching for or obtaining employment other than with ICX, except for job references given in the ordinary course of business; provided that Executive shall not be prohibited from soliciting or hiring Kathleen Kerigan at any time following the expiration of three months after the Effective Date.

For a period of six months following the Effective Date, Executive shall not directly or indirectly on his own behalf or on behalf of any other party or entity engage in any work or other activity or render any assistance to any person that would be compete with or negatively affect ICX’s efforts to realize any specific opportunity that was identified or pursued by or on behalf of ICX while Executive was employed by ICX.

13. No Disparaging Statements. Each of ICX and Executive agree that, neither shall denigrate, disparage, or criticize the other, or its officers, directors, affiliates, agents and/or Executives.

14. Confidentiality of Agreement. Except as required by law or as necessary to fulfill the terms of this Agreement or the General Releases incorporated herein, or in connection with a party’s family, business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), the parties shall not disclose the terms or provisions of this Agreement or such General Release to any person or entity (including Executives of ICX who do not have a need to know the terms of this Agreement).

15. No Admissions. Nothing contained in this Agreement or the General Releases incorporated herein shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

16. No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Releases contemplated hereby.

17. Releases. Executive agrees and acknowledges that the consideration received by him for this Agreement and the General Release attached hereto as Exhibit B and incorporated herein (the “Executive Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which he is providing a release herein and in such General Release. ICX agrees and acknowledges that the consideration received by it for this Agreement and the Limited Release attached hereto as Exhibit C and incorporated herein (the “ICX Release), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which it is providing a release herein and in such Limited Release.

18. Expenses. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

19. No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

20. Advice of Counsel. The parties acknowledge that they have had full opportunity to seek advice of competent legal counsel in connection with the execution of this Agreement, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations. Executive declares that he has completely read this Agreement fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby. No amendments or modifications of the terms of this Agreement shall be valid unless made in writing which specifically states that it is intended to amend or modify a provision hereof and is signed by all of the parties hereto.

22. Severability. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Any such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

23. Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (excluding conflict of laws rules and principles) of the State of New York.

24. Releases and Effectiveness. This Agreement and the Executive Release which is incorporated herein by reference, have been executed by Executive on the dates shown opposite his signatures below, and this Agreement and the Executive Release are effective as of the Effective Date. The Agreement and the ICX Release which is incorporated herein by reference, have been executed by ICX on the dates shown opposite its signatures below, and this Agreement and the ICX Release are effective as of the Effective Date.

25. Revocation Period. Once Executive signs this Agreement, he shall have 7 days to revoke it. Executive may exercise this right of revocation by delivering a written notice of revocation within the 7-day revocation period (the “Revocation Period”) to ICX in accordance with paragraph 26 below. This Agreement, the Executive Release and the ICX Release shall become null and void ab initio if Executive revokes this Agreement during the Revocation Period.

26. Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) and shall be sent by hand delivery, overnight express carrier or facsimile transmission to the parties at the following addresses or such other addresses as the parties may later designate in writing:

To ICX:

ICx Technologies, Inc.

2100 Crystal Drive

Arlington, VA 22202

Attn: General Counsel

Fax No.: 703-678-2112

And

Attn: Arthur Amron

Fax No.: 203-862-7312

To Executive:

Doman O. McArthur

1170 Tanager Drive

Millersville, MD 21108

Each such notice, request or other communication will be effective only when received by the receiving party.

27. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

IN WITNESS WHEREOF, Executive and ICX Technologies, Inc. have executed this Agreement.

ICX TECHNOLOGIES, INC.		DOMAN O. McARTHUR

By:	/s/ Daniel T. Mongan	/s/ Doman O. McArthur
	Its Duly Authorized Representative	Doman O. McArthur

Dated:	March 11, 2008	Dated: March 11, 2008

EXHIBIT A

STATEMENT

Mr. McArthur left ICX by mutual agreement to pursue other opportunities.

EXHIBIT B

GENERAL RELEASE

I, DOMAN O. McARTHUR, on behalf of myself and my heirs, successors, agents, executors, administrators, attorneys and assigns, in consideration of the terms of the Agreement effective as of March 11, 2008 by and between ICX Technologies, Inc. (“ICX”) and myself (the “Agreement”) and the execution of a Limited Release (“Release”) by ICX, with effect as of March 11, 2008 hereby release and forever discharge ICX and any and all of its present, former and future direct and indirect affiliates, subsidiaries, departments, officers, directors, Executives, representatives, agents, attorneys, successors and assigns, from any and all claims, rights and causes of action (whether known or unknown, accrued or unaccrued) which I have or may in the future have against them based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Virginia, or other state or local law; any employment contract; any employment statute or regulation; any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended; the Executive Retirement Income Security Act of 1974, as amended; any other Federal, state, or local civil rights, pension or labor law; contract law; tort law; and common law, including but not limited to (a) any claim arising out of or relating in any manner to my Executive Employment Agreement with ICX dated as of June 20, 2005; (b) any claim relating to a sales commission or otherwise arising out ICX revenues, or (c) any other claim arising out of or relating to my employment with ICX, including any claim for wrongful discharge, constructive discharge, unintentional or intentional torts, or misrepresentation or infliction of emotional distress; provided, however, that I do not hereby release ICX from any of its obligations under the Agreement or from vested obligations under any ICX benefit plans in which I participate. For purposes of this Release, ICX shall be deemed to include each and every one of its affiliated entities described in the Agreement.

I further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with personal business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), I agree not to disclose the terms or provisions of this Release to any person or entity (including Executives of ICX).

I understand and agree that nothing contained in this Release is to be considered an admission by ICX of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

I acknowledge that I have been advised to consult with an attorney prior to executing this Release. I further acknowledge that I have been given a period of at least twenty-one (21) days within which to consider and execute this Release, unless I voluntarily choose to execute this Release before the end of the said twenty-one (21) day period. Once executed, I understand that I have seven (7) days (the “Revocation Period”) following the execution of this Release to revoke it, and that this Release is not effective or enforceable until after the Revocation Period.

I acknowledge that I have read this Release, that I understand it, and that I am executing it freely and voluntarily. I further understand that once this Release becomes effective (after the seven (7) day Revocation Period), it can only be altered, revoked or rescinded with the express written permission of ICX.

I further acknowledge and agree that, in the event I exercise my revocation rights within the specified seven-day Revocation Period, all rights and obligations under this Release and the Agreement will become null and void.

This Release is executed in connection with, and is subject to terms of, the Agreement.

Date: March 11, 2008	/s/ Doman O. McArthur
Doman O. McArthur

Subscribed and sworn to before me this 11th day of March 2008.

/s/ Jessica M. Bartlow
Notary

My commission expires:

ELECTION TO EXECUTE

PRIOR TO EXPIRATION OF

TWENTY-ONE DAY CONSIDERATION PERIOD

I, Doman O. McArthur, understand that I have at least twenty-one (21) days within which to consider and execute the above General Release. However, after consulting counsel, I have freely and voluntarily elected to execute the General Release before the twenty-one (21) day period has expired.

Date:	March 11, 2008	/s/ Doman O. McArthur
Doman O. McArthur

EXHIBIT C

LIMITED RELEASE

ICX Technologies, Inc. (“ICX”), on behalf of ICX and all of its current, former or future affiliated entities, subsidiaries, departments, officers, directors, Executives, representatives, agents, attorneys, successors and assigns, in consideration of the terms of the Agreement effective as of March 11, 2008 by and between Doman O. McArthur (“Executive”) and ICX (the “Agreement”) and the execution of a General Release (“Release”) by Executive, and subject to Executive’s nonrevocation of such Agreement and Release, with effect as of March 11, 2008, hereby releases and forever discharges Executive and his heirs, successors, agents, executors, administrators, attorneys and assigns, from any and all claims, rights and causes of action of which ICX has actual knowledge as of the date of this Limited Release that ICX has or may in the future have against him, based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Virginia or other state or local law; any employment or similar contract, any employment statute or regulation, contract law, tort law; and common law, including but not limited to any actions for fraud and breach of contract; provided, however, that ICX does not hereby release Executive from (a) any of his obligations under the Agreement, or (b) any claims of which ICX does not have actual knowledge as of the date of this Limited Release.

ICX will not sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against Executive or the other persons released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with ICX’s business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), ICX agrees not to disclose the terms or provisions of this Release to any person or entity (including Executives of ICX who do not have a need to know the terms of this Release).

ICX understands and agrees that nothing contained in this Release is to be considered an admission by Executive of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

ICX acknowledges that this Release can only be altered, revoked or rescinded with the express written permission of Executive.

This Release is executed in connection with, and is subject to the terms of, the Agreement.

ICX TECHNOLOGIES, INC.

Date:	March 11, 2008	By:	/s/ Daniel T. Mongan
Its Duly Authorized Representative

Subscribed and sworn to before me this 11th day of March 2008.

/s/ Jessica M. Bartlow
Notary

My commission expires: